JOINT FILER INFORMATION

Title of Security:       Common Stock

Issuer & Ticker Symbol:   Pemstar Inc. (PMTR)

Designated Filer:      Lehman Brothers Holdings Inc.

Other Joint Filer(s):

Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019

Date of Event
Requiring Statement:    August 28, 2003

Signature on behalf
of other above filer:       /s/ Barrett S. DiPaolo
                    Barrett S. DiPaolo
                    Senior Vice President